PROSPECTUS SUPPLEMENT               Filing under Rule 424(b)(3) with respect to
(To Prospectus dated                Registration Statement No. 33-62729
  September 18, 1995)

                                [GRAPHIC OMITTED]

                             -----------------------

                               GENERAL MILLS, INC.
                             1995 SALARY REPLACEMENT
                                STOCK OPTION PLAN
                             -----------------------


      This Prospectus Supplement updates as of September 18, 1996 the list of officers of General Mills entitled to use the Prospectus and the number of shares of General Mills common stock owned by each of them as of such date: Dean Belbas, Senior Vice President, Investor Relations, 56,103 shares; Y. Marc Belton, Vice President, and President, Snacks, 8,555 shares; Edward K. Bixby, Senior Vice President, and President, Consumer Food Sales and Distribution, 47,946 shares; Randy G. Darcy, Senior Vice President, Operations, 4,457 shares; Stephen R. Demeritt, Executive Vice President, 24,326 shares; Jon L. Finley, Senior Vice President, and President, Gold Medal, 13,081 shares; Leslie M. Frecon, Senior Vice President, Corporate Finance, 7,023 shares; Charles W. Gaillard, President, 72,343 shares; Stephen J. Garthwaite, Senior Vice President, Innovation and Technology, 35,963 shares; Eric J. Larson, Senior Vice President, 8,000 shares; Siri S. Marshall, Senior Vice President, General Counsel and Secretary, 23,045 shares; David D. Murphy, Senior Vice President, and President, International Foods, 26,452 shares; Michael A. Peel, Senior Vice President, Personnel, 27,534 shares; Kendall J. Powell, Vice President, and President, Yoplait USA, 6,518 shares; Jeffrey J. Rotsch, Senior Vice President, and President, Big G, 16,301 shares; Roger Rumble, Vice President, and President, Foodservice, 15,717 shares; Stephen W. Sanger, Chairman of the Board and Chief Executive Officer, 36,926 shares; Christina L. Steiner, Vice President, and President, Betty Crocker, 8,071 shares; Austin P. Sullivan, Senior Vice President, Corporate Relations, 23,589 shares; Kenneth L. Thome,
Senior Vice President, Financial Operations, 10,663 shares; Raymond G. Viault, Vice Chairman, 23,328 shares.



THIS DOCUMENT, DATED SEPTEMBER 30, 1996, CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.